Filed pursuant to Rule 433

Registration No. 333-188072

Issuer Free Writing Prospectus dated October 26, 2015

Relating to Preliminary Prospectus Supplement dated October 26, 2015

NIKE, Inc.

Pricing Term Sheet

Issuer:	NIKE, Inc.
Format:	SEC registered
Title:	3.875% Notes due 2045
Principal Amount:	$1,000,000,000
Maturity Date:	November 1, 2045
Coupon:	3.875%
Price to Public:	99.070%
Yield to Maturity:	3.928%
Spread to Benchmark Treasury:	T + 107 basis points
Benchmark Treasury:	UST 3.000% due May 15, 2045
Benchmark Treasury Price and Yield:	102-26; 2.858%
Interest Payment Dates:	May 1 and November 1, beginning May 1, 2016
Make-Whole Call:	T + 20 basis points prior to May 1, 2045
Par Call:	On or after May 1, 2045
Trade Date:	October 26, 2015
Settlement Date:	October 29, 2015 (T+3)
Expected Ratings*:	A1 / AA-, Moody’s / S&P
CUSIP# / ISIN#:	654106 AE3 / US654106AE35
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:

Goldman, Sachs & Co.

J.P. Morgan Securities, LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Santander Investment Securities Inc.

Standard Chartered Bank

HSBC Securities (USA) Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.